Exhibit 10.26

Merisel, Inc.
Board of Directors Compensation Plan

On April 27, 2011, the Board of Directors approved a new compensation plan for the non-employee directors.  Under the new plan, Messrs. Bradley J. Hoecker, Kenneth B. Sawyer, Terry A. Tevis, and Joseph Yang were each granted cash compensation of $50,000 per annum, to be paid quarterly.  Bradley J. Hoecker, as Chair of the Audit Committee was granted an additional $8,000 per annum, also payable quarterly.